Exhibit 5.1

HUNTON ANDREWS KURTH LLP FILE NO: 054521.0000145
July 15, 2021

Board of Directors

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Issuance of up to $38,500,000 aggregate principal amount of 6.000% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of an aggregate principal amount of up to $38,500,000 of the Company’s 6.000% Senior Notes due 2026 (the “Notes,” which includes up to an additional $5,000,000 aggregate principal amount of the Notes that may be issued pursuant to the underwriters’ option to purchase additional Notes), pursuant to an underwriting agreement, dated July 7, 2021, (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), for whom Ladenburg Thalmann & Co. Inc. is acting as representative. The Notes are to be issued pursuant to the provisions of an indenture dated as of January 10, 2020, as heretofore supplemented (the “Base Indenture”) between the Company and The Bank of New York Mellon (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of July 15, 2021, between the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). The Notes have been registered on a Registration Statement on Form S-3, as amended (File No. 333-235885), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on January 31, 2020, and declared effective by the Commission on February 20, 2020 (the “Registration Statement”).

In connection with the foregoing, we have examined the following documents:

1.

the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on June 9, 2021, and as certified by the Secretary of the Company on the date hereof;

2.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON   LOS ANGELES

MIAMI   NEW YORK   NORFOLK   RESEARCH TRIANGLE PARK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

Board of Directors

Arlington Asset Investment Corp.

July 15, 2021

3.

resolutions of the Board of Directors of the Company (the “Board”) adopted either at meetings duly called and held or by unanimous written consent on January 6, 2020 and July 1, 2021, with respect to, among other things, the issuance, sale and due authorization of the Notes and the formation of a pricing committee of the Board (the “Pricing Committee”) in connection therewith (the “Board Resolutions”), and resolutions of the Pricing Committee, adopted at a meeting held on July 7, 2021, with respect to the pricing of the issuance of the Notes (the “Pricing Committee Resolutions,” and together with the Board Resolutions, the “Resolutions”), each as certified by the Secretary of the Company as of the date hereof;

4.	a certificate, dated July 15, 2021, from the SCC as to the Company’s existence and good standing in the Commonwealth of Virginia (the “Virginia Certificate”);
5.	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”);
6.	the Registration Statement;
7.

the preliminary prospectus supplement, dated July 6, 2021, in the form filed with the Commission on July 6, 2021, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated February 20, 2020 (collectively, the “Preliminary Prospectus”) and the Pricing Term Sheet filed with the Commission as a free writing prospectus on July 8, 2021;

8.

the final prospectus supplement, dated July 7, 2021, as filed with the Commission on July 8, 2021 pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated February 20, 2020 (collectively, the “Prospectus”);

9.	an executed copy of the Underwriting Agreement;
10.	an executed copy of the Indenture; and
11.	the form of Global Note.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all

Board of Directors

Arlington Asset Investment Corp.

July 15, 2021

documents submitted as certified or photostatic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

We do not purport to express an opinion on any laws other than the Virginia Stock Corporation Act, and we base our opinion set forth in Item 1 below solely on our review of the Virginia Certificate.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.The Company is a corporation existing and in good standing under the laws of the Commonwealth of Virginia.

2.The Company has the corporate power and authority to issue the Notes.

3.The issuance of the Notes has been duly authorized and, when authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, under applicable laws of the State of New York.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Form 8-K”), which is incorporated by reference into the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act.  We consent to the filing of this opinion on the date hereof as Exhibit 5.1 to the Form 8-K and the said incorporation by reference and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Board of Directors

Arlington Asset Investment Corp.

July 15, 2021

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton Andrews Kurth LLP